Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-4 No. 333-215758) of Consolidated Communications Holdings, Inc.,

(2)	Registration Statement (Form S-8 No. 333-195886) pertaining to the Amended and Restated 2010 Long Term Incentive Plan of FairPoint Communications, Inc., and

(3)	Registration Statement (Form S-8 No. 333-171835) pertaining to the 2010 Long Term Incentive Plan of FairPoint Communications, Inc.

of our report dated March 2, 2016, with respect to the consolidated financial statements of FairPoint Communications, Inc. and subsidiaries included in this Annual Report (Form 10-K) of FairPoint Communications, Inc. and subsidiaries for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 6, 2017